SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
PVH CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to Definitive Proxy Statement for Annual Meeting of Stockholders
To Be Held Thursday, June 15, 2017
This proxy statement supplement ("Supplement") updates and amends the definitive proxy statement filed by PVH Corp. (the "Company") with the Securities and Exchange Commission on May 5, 2017 (the "Original Proxy Statement")  regarding the Company's 2017 Annual Meeting of Stockholders ("2017 Annual Meeting") to be held on Thursday, June 15, 2017 at 8:45 a.m. Eastern Daylight Savings Time at The Graduate Center, City University of New York, 365 Fifth Avenue, Elebash Recital Hall, Main Level, New York, New York 10016.

This Supplement serves as notice that Juan R. Figuereo, one of the members of the Company's Board of Directors (the "Board") and a nominee for director at the 2017 Annual Meeting, informed the Company on June 6, 2017 that he retired as Executive Vice President and Chief Financial Officer of Revlon, Inc. effective immediately. Pursuant to the Company's Corporate Governance Guidelines, Mr. Figuereo submitted his resignation as a member of the Board for consideration by the Board's Nominating, Governance & Management Development Committee (the "Committee") and the Board due to this change in his primary occupation.  The members of the Committee and the Board determined that the change in Mr. Figuereo's occupation will not impair his ability to serve on the Board effectively and determined not to accept Mr. Figuereo's resignation.  Accordingly, Mr. Figuereo will continue to stand for re-election as a director at the 2017 Annual Meeting.
This Supplement does not change the proposals to be acted upon at the 2017 Annual Meeting or the Board's recommendations thereon, which are described in the Original Proxy Statement.